Exhibit 4.5

Execution Version

PROGENITY, INC.

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

August 27, 2019

i

PROGENITY, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fourth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of the 27th day of August, 2019, by and among Progenity, Inc., a Delaware corporation (the “Company”), the holders of common stock, par value $0.001 per share, of the Company (the “Common Stock”), Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), Series A-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock”), Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock” and, together with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”) listed on Exhibit A to this Agreement (each, an “Investor” and collectively, the “Investors”), and the holders of Common Stock listed on Exhibit B to this Agreement (each a “Founder” and collectively, the “Founders”, and, together with the Investors, the “Stockholders”).

RECITALS

WHEREAS, the Company and certain of the Stockholders (the “Existing Stockholders”) have previously entered into that certain Investors’ Rights Agreement, dated as of January 18, 2012, which was subsequently amended and restated as of June 12, 2013, August 8, 2016, and October 27, 2017 (as amended, the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the written consent of the Company and the holders of at least a majority of the outstanding Registrable Securities (as defined in the Prior Agreement);

WHEREAS, the Company and the Investors listed on Annex A of the Purchase Agreement (as defined below) (the “Purchasers”), have entered into that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), which provides that as a condition to the closing of the purchase by the Purchasers of shares of Series B Preferred Stock, this Agreement must be executed and delivered by certain other Stockholders and the Company;

WHEREAS, a condition to the Company’s obligation to consummate the transactions contemplated by the Purchase Agreement, is that holders of the Series A-1 Preferred Stock shall have been offered the opportunity to exchange their 1,250,000 shares of Series A-1 Preferred Stock for shares of Series B Preferred Stock pursuant to an Exchange Agreement, in the form attached thereto (the “Series A-1 Exchange”); and

WHEREAS, the Company and the Existing Stockholders set forth below desire to induce the Purchasers to purchase shares of Series B Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Existing Stockholders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the Stockholders further agree as follows:

1.	Defined Terms.

(a)    For purposes of this Agreement:

(i)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(ii)    “Athyrium Stockholder” means each of Athyrium Opportunities Fund (A) LP, Athyrium Opportunities Fund (B) LP, Athyrium Opportunities III Co-Invest 1 LP, Athyrium Opportunities III Acquisition LP, and any of their respective Affiliates.

(iii)    “BCI” means Beaver Creek Intermediate Fund, Ltd.

(iv)    “Board” means the Board of Directors of the Company.

(v)    “Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time-to-time.

(vi)    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) any omission or alleged omission to state in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(vii)    “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(viii)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(ix)    “GAAP” means generally accepted accounting principles, as in effect from time to time in the United States.

(x)    “Holder” means any holder of Registrable Securities who is party to this Agreement or any assignee thereof in accordance with Section 2.11 of this Agreement.

(xi)    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

(xii)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(xiii)    “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of Common Stock pursuant to a registration statement under the Securities Act, the “Price to Public” per share of Common Stock specified in the final prospectus of which is not less than $2.75 per share (appropriately adjusted for any stock split, stock dividend, stock combination or other recapitalization after the date hereof) and which results in aggregate cash proceeds to the Company of at least $50,000,000 (net of underwriting discounts and commissions).

(xiv)    “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement with the SEC or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

(xv)    “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, including any shares of Common Stock issued on or before the date hereof, upon conversion of preferred stock of the Company outstanding at any time, other than shares for which registration rights have terminated pursuant to Section 2.15 hereof, (ii) the shares of Common Stock issued pursuant to the Common Stock Purchase Agreement, dated as of August 8, 2016, by and between the Company and BCI, other than shares for which registration rights have terminated pursuant to Section 2.15 hereof, (iii) the shares of Common Stock issuable or issued upon conversion of the Warrant Shares (or, following a Qualified IPO, issuable upon exercise of the Warrant), other than shares for which registration rights have terminated pursuant to Section 2.15 hereof; and (iv) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i) through (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Person in a transaction in which such Person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, such shares of Common Stock shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) or Rule 144 thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 2 in accordance with Section 2.15 below.

(xvi)    The number of shares of “Registrable Securities then outstanding” shall be determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities. For the avoidance of doubt, the Warrant Shares shall not be deemed outstanding until issued upon exercise of the Warrant.

(xvii)    “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.14(b) hereof.

(xviii)    “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(xix)    “Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

(xx)    “SEC” means the Securities and Exchange Commission.

(xxi)    “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(xxii)    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

(xxiii)    “Warrant” means the Series B Preferred Stock Purchase Warrant No. 1 issued by the Company to Athyrium Opportunities III Co-Invest 1 LP, dated as of October 27, 2017, to purchase up to 1,416,431 shares of Series B Preferred Stock, as amended from time to time, including by the Warrant Amendment (as defined below).

(xxiv)    “Warrant Amendment” means an amendment to the Warrant to provide that 1,818,182 shares of Series B Preferred Stock shall be issuable thereunder, at an exercise price of $2.75 per share of Series B Preferred Stock (subject to adjustment as set forth in the Warrant).

(xxv)    “Warrant Shares” means the shares of Series B Preferred Stock issuable upon the exercise of the Warrant (or, following a Qualified IPO, shares of Common Stock issuable upon exercise of the Warrant).

(b)    The following terms have the meaning set forth in the Sections referenced below:

Definition	Location
Affiliated Fund	2.11(iii)
Agreement	Preamble
Common Stock	Preamble
Company	Preamble
Existing Stockholders	Recitals
Family Trust	2.11(v)
Founder	Preamble
Fully-Exercising Investor	3.3(b)
Immediate Family Member	2.11(iv)
Investor	Preamble
Joinder	2.11
Notice	3.3(a)
Preferred Stock	Preamble
Prior Agreement	Recitals
Purchase Agreement	Recitals
Purchasers	Recitals
Selling Holder Counsel	2.6
Series A Preferred Stock	Preamble
Series A-1 Exchange	Recitals
Series A-1 Preferred Stock	Preamble
Series B Preferred Stock	Preamble
Shares	3.3
Stockholders	Preamble

(c)    The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. Unless the context clearly otherwise requires, the word “or” shall not be exclusive and shall mean “and/or”.

2.    Registration Rights. The Company and the Investors covenant and agree as follows:

2.1    Request for Registration.

(a)    If the Company shall receive at any time after the date that is 210 days after the effective date of the first registration statement for a public offering of Common Stock (other than a registration statement relating either to the sale of securities to employees, directors or consultants of the Company pursuant to a stock option, stock purchase or similar plan or transaction covered by Rule 145), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $20,000,000, then the Company shall, within 10 days after receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 2.1(b), use its commercially reasonable efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities that the Holders request in accordance with Section 4.5 to be registered within 20 days after the mailing of such notice by the Company, including within 90 days after the receipt of such request file a registration statement covering all such Registrable Securities.

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter(s) will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Each Holder participating in such underwriting shall also perform its obligations under such an agreement. Notwithstanding any other provision of this Section 2.1, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, become effective or remain effective and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

(i)    After the Company has effected two registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(ii)    During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 2.2 hereof, unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 210 days after the effective date of such registration subject to Section 2.2 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause any such registration statement to become effective; or

(iii)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below.

2.2    Company Registration. If (but without any obligation to do so) the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.

2.3    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)    if Form S-3 is not available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000;

(iii)    if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be filed, become effective or remain effective at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any 12-month period;

(iv)    if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.3;

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction; or

(vi)    during the period ending 180 days after the effective date of a registration statement subject to Section 2.1 or Section 2.2.

(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as soon as practicable:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days or, if earlier, until the distribution described in such registration statement is completed. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days or until the distribution described in such registration statement is completed, if earlier.

(c)    Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them pursuant to such registration statement.

(d)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such U.S. jurisdictions as shall be reasonably requested by the selling Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g)    Use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed.

(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)    Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:

(i)    an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters or, if none, to the Holders requesting registration of Registrable Securities; and

(ii)    a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, and addressed to the underwriters, if any, or, if none, to the Holders requesting registration of Registrable Securities.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1(a) or Section 2.3(b)(ii), whichever is applicable.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to this Section 2, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”) selected by them with the approval of the Company, which approval shall not be unreasonably withheld and which fees and disbursements shall not exceed $30,000 in the aggregate, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1; provided further, however, that if, at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one demand registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required under Section 2.2 to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold (other than by the Company) that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 15% of the total amount of securities included in such offering, unless (i) such offering is the initial public offering of the Company’s securities, or (ii) all other securities, other than securities sold by the Company, are entirely excluded from the offering; in which case, the selling Holders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling Holder that is a holder of Registrable Securities and a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8    Delay of Registration.

(a)    Notwithstanding anything contained herein to the contrary, if the filing, initial effectiveness or continued use of a registration statement would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement, and (iii) would in the good faith judgment of the Board (A) reasonably be expected to adversely affect the Company or its business if made at such time, or (B) reasonably be excepted to interfere with the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (C) otherwise require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, then the Company may upon giving prompt written notice of such determination of the Board to the selling Holders in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such Holders, provided that the Company shall not be required to disclose the nature of the delay or other confidential information) delay the filing or initial effectiveness of, or suspend use of, such registration statement; provided, that the Company shall not be permitted to do so (x) for more than sixty (60) days for a given occurrence of such a circumstance or (y) more than two (2) times during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a registration statement, the Initiating Holders will be entitled to withdraw such request and, if such request is promptly withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 2.1 or Section 2.3. The

Company will pay all registration expenses incurred in connection with any such aborted registration or prospectus.

(b)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, any underwriter (as defined in the Securities Act) for each such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages arising from or in connection with such registration, and the Company will pay to each such Holder, underwriter, or controlling Person, as incurred, any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding for such Damages; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to any Holder, underwriter or controlling Person, for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter or controlling Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any Damages, in each case to the extent (and only to the extent) that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay, as incurred, to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action)

for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)    If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable considerations; provided that in no event (i) shall any contribution by a Holder under this Section 2.9(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10    Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)    make and keep available adequate public information, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its Common Stock to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its Common Stock to the general public is declared effective;

(c)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request:

(i)    to the extent accurate, a written statement by the Company that it has made adequate current public information as understood under Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company as described in clause (a) above), complied with the reporting requirements of the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies);

(ii)    a copy of the most recent annual or quarterly report of the Company and such other reports and documents, in each case, so filed by the Company under the Exchange Act; and

(iii)    such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.11    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee:

(i)    of at least 1,000,000 shares of such Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassification or the like);

(ii)    that is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder;

(iii)     that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”);

(iv)    who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (or any further transfers between such Persons) (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships); or

(v)    any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Holder or any Immediate Family Member of such Holder (such an entity, a Holder’s “Family Trust”) or any further transfers between such Persons;

provided, that in each case, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement by executing a joinder in the form attached hereto as Exhibit C (the “Joinder”), and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (A) (x) a partnership who are partners or retired partners of such partnership, or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company, and (B) a Holder’s Immediate Family Members and Family Trust, shall be aggregated together and with such Holder; provided that all assignees and transferees who do not hold at least 1,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.12    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included; or (b) to make a demand registration which could result in such registration statement being declared effective (i) prior to the date a registration statement is required to be effective under Section 2.1(a) or (ii) within 120 days of the effective date of any registration effected pursuant to Section 2.1.

2.13     Lock-Up Agreement.

(a)    Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s equity securities and upon request of the Company or the underwriters managing such offering of the Company’s equity securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (or interests therein), however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 210 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement in customary form reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering. In addition, upon request of the Company or the underwriters managing a public offering of the Company’s securities (other than the initial public offering), the Holder agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within 12 months after the closing date of the initial public offering, provided that the duration of the lock-up period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement.

(b)    Limitations. The obligations described in Section 2.13(a) shall apply only if all officers and directors of the Company, all one-percent securityholders, and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145.

(c)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other Person subject to the restrictions in Section 2.13(a)).

(d)    Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.13, provided that this Section 2.13(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s initial registration statement subject to this Section 2.13.

2.14    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)    Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.14(c)) bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.

(c)    The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.14. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to (A) an Affiliate of such Holder or (B) any Immediate Family Member of such Holder or any Family Trust of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.14. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d)    Each Holder agrees that the Preferred Stock and the Registrable Securities may not be sold, pledged, or otherwise transferred to any proposed purchaser, pledgee, or transferee reasonably determined by the Board to be a competitor of the Company, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer (provided that, for purposes of this Section 2.14(d), the Athyrium Stockholders shall be deemed not to be a competitor of the Company).

(e)    None of the terms of this Agreement shall be construed to require the consent or approval of the Company or the Holders in order to effectuate the sale, pledge or other transfer of the Preferred Stock or the Registrable Securities by a Holder to an Affiliate of such Holder that otherwise complies with the provisions of Section 2.13(d) and this Section 2.14.

2.15    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 after the earlier of (i) five years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration, or (iii) upon termination of this Agreement, as provided in Section 4.1.

3.	Covenants of the Company.

3.1    Delivery of Financial Statements. The Company shall deliver to (i) each Holder of at least 10,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like), other than a Holder reasonably determined by the Board to be a competitor of the Company (provided that, for purposes of this Section 3.1(i), the Athyrium Stockholders shall be deemed not to be a competitor of the Company); and (ii) BCI, so long as it holds at least 5,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like) and has not been reasonably determined by the Board to be a competitor of the Company:

(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, (i) a consolidated balance sheet as of the end of such year and (ii) consolidated statements of operations, stockholders’ equity and cash flows for such year, all such financial statements audited and certified by independent public accountants of recognized standing selected by the Company;

(b)    as soon as available, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited consolidated statements of operations and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c)    as soon as available, but in any event not later than 45 days after the beginning of each fiscal year, a budget for such fiscal year, approved by the Board of Directors and prepared on a monthly basis.

Each such Holder agrees that any information obtained by such Holder pursuant to this Section 3.1, which is reasonably perceived to be proprietary to the Company or otherwise confidential, will not (i) be used, except in connection with monitoring its investment in the Company and (ii) be disclosed without the prior written consent of the Company (with any such consent to the disclosure to a prospective purchaser of Registrable Securities not to be unreasonably withheld, conditioned or delayed), unless such Holder can demonstrate that such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.1 by such Holder or its Affiliates), (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company or other third party; provided, however, that any Holder may disclose confidential information (i) to its attorneys, accountants, advisors, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner (or prospective partner), member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that, such Holder informs such Person that such information is confidential and such Person agrees to maintain the confidentiality of such information and to not use such information except as permitted in clause (i) above; or (iii) as may otherwise be required by law, including as requested in connection with an audit conducted by any regulatory authority, provided that, such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that, except as approved in advance by the Board, each Holder acknowledges and agrees that it will not, and shall cause each of its directors, managers, officers, partners, employees, agents and members not to, during or after the term of this Agreement, disclose such confidential information to any other Person, including any portfolio company, that is directly competitive with the Company (it being acknowledged and agreed that a Person shall not be deemed competitive with the Company solely by reason of its ownership of a Person that may be competitive with the Company) for any reason or purpose whatsoever. In the event any Holder violates the foregoing agreement of confidentiality, without limitation to any other remedy the Company may have with respect to such breach, the covenants of the Company set forth in this Section 3 shall terminate as to such Holder and its Affiliates and such Holder and its Affiliates shall no longer have any rights to receive any financial statements or other confidential information of the Company. Notwithstanding anything contained herein to the contrary, each Holder (x) shall be responsible and liable for any breach of this Agreement by any of the Persons to whom such Holder discloses confidential or proprietary information of the Company, whether or not such disclosure is permitted hereunder, and (y) agrees to take all reasonable measures (including, but not limited to, court proceedings) to restrain such Persons from prohibited disclosure or improper use of such confidential or proprietary information of the Company.

3.2    Inspection. The Company shall permit (i) each Founder (for so long as such Founder is an employee of the Company and holds any shares of Common Stock or securities exercisable for or convertible into Common Stock), (ii) each Investor that holds at least 10,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like), other than a Stockholder reasonably determined by the Board to be a competitor of the Company, and (iii) BCI, so long as it holds at least 5,000,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications or the like) and has not been reasonably determined by the Board to be a competitor of the Company, at such Stockholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Stockholder; provided that, for purposes of this Section 3.2, the Athyrium Stockholders shall be deemed not to be a competitor of the Company; and provided further that, the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which (i) it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Right of First Offer. Subject to the terms and conditions specified in this Section 3.3, the Company hereby grants to each Stockholder a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Stockholder who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or Affiliates, including Affiliated Funds, or Family Trusts, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of its capital stock or securities convertible into or exercisable for any shares of any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Stockholder in accordance with the following provisions:

(a)    The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the Stockholders stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)    Within 15 calendar days after delivery of the Notice, each Stockholder, by written notice to the Company, may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of all convertible securities then held, by such Stockholder bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all convertible securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder, as determined by the Company, in is reasonable discretion. The Company shall promptly, in writing, inform each Stockholder that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Stockholder’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to elect to purchase or obtain, by written notice to the Company, that portion of the Shares for which Stockholders were entitled to subscribe but which were not subscribed for by the Stockholders that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of all convertible securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all convertible securities) and held by all Fully-Exercising Investors. Any Shares that remain unsubscribed for shall be re-offered to the Fully-Exercising Investors which elected to purchase their full allocation of unsubscribed Shares in the same manner until (i) all Shares have been subscribed for or (ii) no Fully-Exercising Investor elects to purchase any additional Shares.

(c)    The Company may, during the 45-day period following the expiration of the period provided in Section 3.3(b) hereof, offer the remaining unsubscribed portion of the Shares, if any, to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Stockholders in accordance herewith.

(d)    The right of first offer in this Section 3.3 shall not be applicable to (i) the issuance of securities in connection with stock dividends, stock splits or similar transactions; (ii) the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors of the Company, directly or pursuant to a stock option plan, restricted stock unit plan, restricted stock purchase plan or other stock plan approved by the Board; (iii) the issuance of securities (or options, restricted stock units or warrants therefor) to financial institutions, equipment lessors, brokers or similar Persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of this Agreement, including without limitation, warrants (including the Warrant), notes, restricted stock units or options; (v) the issuance of securities in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board; (vi) the issuance of Common Stock issuable upon conversion of the Preferred Stock; (vii) the issuance of Common Stock in a public offering prior to or in connection with which all outstanding shares of the Preferred Stock will be converted to Common Stock; (viii) the issuance of securities (or options, restricted stock units or warrants therefor) to any Person as a component of any business relationship with such Person involving a material marketing, distribution, product development, supply or technology licensing arrangement or any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such Person are approved by the Board; (ix) the issuance of securities with the affirmative vote of the holders of a majority of the then outstanding shares of each of: (A) the Series A Preferred Stock, voting as a separate class, and (B) Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as converted to Common Stock basis; or (x) that, with unanimous approval of the Board, are not offered to any existing stockholder of the Company. In addition to the foregoing, the right of first offer in this Section 3.3 shall not be applicable with respect to any Stockholder and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, such Stockholder is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

3.4    Additional Covenants of the Company.

(a)    The Company hereby agrees that it will not, without approval of the Board, which approval must include the affirmative vote of a majority of the directors of the Company that the holders of the Preferred Stock are entitled to elect pursuant to the Certificate, in each case to the extent that the holders of the Preferred Stock have elected to exercise such right:

(i)    increase, decrease or alter the share capital of the Company;

(ii)    sell all or substantially all of the Company’s assets;

(iii)    acquire or dispose of real property;

(iv)    modify the Company’s bylaws;

(v)    effect a (A) dissolution or liquidation of the Company, (B) merger of the Company with any other Person, or (C) reorganization of the Company;

(vi)    create any subsidiary of the Company;

(vii)    cause the Company to file a petition under any bankruptcy or insolvency laws or to effect an assignment for the benefit of the Company’s creditors; or

(viii)    change the principal business of the Company.

(b)    The Company hereby further agrees that it will not, without approval of the Board, which approval shall include the affirmative vote of a majority of the directors (or the sole director, if only one) that the holders of the Series A-1 Preferred Stock and Series B Preferred Stock elect pursuant to the Certificate, in each case to the extent that the holders of Series A-1 Preferred Stock and Series B Preferred Stock have elected to exercise such right:

(i)    declare any dividends on any class of the Company’s capital stock in excess of two-thirds of the Company’s net income in any calendar year;

(ii)    increase the number of shares of Common Stock available for issuance pursuant to the Company’s 2018 Equity Stock Plan, as amended, or any successor plan thereto, in excess of 10,850,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like); or

(iii)    effect any issuances of any options, warrants or other equity securities to (A) Harry Stylli, (B) any Affiliate or Immediate Family Member of Harry Stylli, or (C) any other Person with respect to which Harry Stylli, or any Affiliate or Immediate Family Member of Harry Stylli, beneficially owns directly or indirectly, (1) in the aggregate more than 35% of the economic interests, or (2) the power to elect or appoint more than 35% of the members of the board of directors (or equivalent governing body).

3.5    Termination of Covenants.

(a)    The covenants set forth in Sections 3.1, 3.2, 3.3 and 3.4(a) shall terminate as to each Stockholder and be of no further force or effect, at the earlier of: (i) immediately prior to the consummation of a Qualified IPO, (ii) upon termination of this Agreement, as provided in Section 4.1, and (iii) the Company first becoming subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(b)    The covenants set forth in Section 3.4(b) shall terminate and be of no further force and effect as of any date when the Investors holding the Series A-1 Preferred Stock as of the date of this Agreement or their Affiliated Funds and the Investors holding the Series B Preferred Stock as of the date of this Agreement or their Affiliated Funds cease to own, in the aggregate, a majority of the outstanding shares of Series A-1 Preferred Stock and the Series B Preferred Stock entitled to appoint a director under Article IV(B)(5)(b)(ii) of the Certificate. For purposes of this Section 3.5, any holders of Series B Preferred Stock as a result of participating in the Series A-1 Exchange, shall be deemed a holder of Series B Preferred Stock as of the date of this Agreement, and will not be considered a holder of Series A-1 Preferred Stock as of the date of this Agreement.

(c)    The covenants set forth in this Section 3 shall terminate and be of no further force and effect as of any date that a Founder is no longer employed by the Company or its Affiliates, with respect to such Founder.

4.    Miscellaneous.

4.1    Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to which a distribution is made in accordance the Certificate. Each Founder acknowledges and agrees that any rights such Founder has under this Agreement, in such capacity, shall terminate and be of no further force and effect upon any termination of such Founder’s employment with the Company; provided that all obligations of such Founder hereunder shall continue.

4.2    Entire Agreement. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between or among the parties hereto are expressly canceled and superseded. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

4.3    Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Notwithstanding the foregoing, no assignee shall have any rights hereunder, unless such transferee executes the Joinder, agreeing to be bound by all of the terms and provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that, any amendment that adversely and disproportionately affects the rights of the Investors holding shares of Series A-1 Preferred Stock or Series B Preferred Stock relative to the rights of the other parties hereto shall also require the written consent of the holders of a majority of the Series A-1 Preferred Stock or Series B Preferred Stock, then outstanding, voting as a separate class, as applicable; provided, however, that any amendment to or waiver of the application of Sections 3.2, 3.3, 3.4 and 3.5 shall also require the written consent of the holders of a majority of each of (a) the shares of Series A Preferred Stock then outstanding, voting as a separate class, and (b) the shares of Series A-1 Preferred Stock then outstanding and the shares of Series B Preferred Stock then outstanding, voting together as a class on an as converted to Common Stock basis. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this Section 4.4 shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

4.5    Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed effective upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, or by email (with a copy thereof promptly delivered by one other method specified herein) and addressed to the party to be notified at such party’s address, fax number or email address as set forth on the signature page or on Exhibit A or Exhibit B hereto, if to the Company, with an email copy to legaldeptcontractnotices@progenity.com and a copy to Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Suite 1200, Irvine, California 92612, Attention: Michelle Hodges, or as subsequently modified by written notice pursuant to this Section 4.5.

4.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then, to the maximum extent permitted by law, (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

4.7    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

4.8    Dispute Resolution.

(a)    Each of the parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action, suit or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions, suits or proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process in any such action, suit or proceeding and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, suit or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)    Notwithstanding the foregoing, if any legal action, suit or proceeding arising out of or relating to this Agreement arises at the same time and relates to the same or similar facts, claims or events as any legal action, suit or proceeding arising out of or relating to (i) that certain Fourth Amended and Restated Voting Agreement, dated as of the date hereof, between the Company and the stockholders of the Company party thereto, as amended from time to time, or (ii) that certain Fourth Amended and Restated Co-Sale Agreement, dated as of the date hereof, among the Company and the stockholders of the Company party thereto, to the extent sought by any party thereto, including the Company, such legal action, suit or proceeding shall, to the extent practicable, be combined in one legal action, suit or proceeding.

(c)    EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

4.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.10    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.11    Aggregation of Stock. All shares of the Preferred Stock held by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

PROGENITY, INC.

By:	/s/ Eric d’Esparbes
Name: Eric d’Esparbes
Title: Chief Financial Officer

Address:
4330 La Jolla Village Drive
Suite 200
San Diego, CA 92122

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR/FOUNDER:

/s/ Harry Stylli
Harry Stylli

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

ATHYRIUM OPPORTUNITIES FUND (A) LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

INVESTOR:

ATHYRIUM OPPORTUNITIES FUND (B) LP, a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES LP, its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES GP LLC, the General Partner of Athyrium Opportunities Associates LP

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTOR:

ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP

By:	ATHYRIUM OPPORTUNITIES ASSOCIATES CO-INVEST LLC, its General Partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

INVESTOR:

ATHYRIUM OPPORTUNITIES III ACQUISITION LP, a Delaware limited partnership

By:	ATHYRIUM OPPORTUNITIES ASSOCIATES III LP, its General Partner

	By:	ATHYRIUM OPPORTUNITIES ASSOCIATES III GP LLC, its General Partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDER:

/s/ Chris Lowe
Chris Lowe

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDER:

/s/ Howard Slutsky
Howard Slutsky

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Name/Address/Email/Fax No.	No. of Preferred Shares	No. of Common Shares
Harry Stylli 2452 Paseo Dorado La Jolla, CA 92037	4,120,000 shares of Series A Preferred Stock	4,733,767

Athyrium Opportunities Fund (A) LP c/o Athyrium Capital Management, LP 505 Fifth Avenue, Floor 18 New York, NY 10017 Attention: Andrew C. Hyman and Sam Helfaer With copies to: Neuberger Berman 1290 Avenue of the Americas, 42nd Floor New York, NY 10104 Attn: Samuel Porat and Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Attention: Tripp Monroe Fax: 704-378-1942	19,137,693 shares of Series B Preferred Stock	0

Exhibit A-1

Athyrium Opportunities Fund (B) LP c/o Athyrium Capital Management, LP 505 Fifth Avenue, Floor 18 New York, NY 10017 Attention: Andrew C. Hyman and Sam Helfaer With copies to: Neuberger Berman 1290 Avenue of the Americas, 42nd Floor New York, NY 10104 Attn: Samuel Porat and Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Attention: Tripp Monroe Fax: 704-378-1942	10,582,508 shares of Series B Preferred Stock	0

ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP c/o Athyrium Capital Management, LP 505 Fifth Avenue, Floor 18 New York, NY 10017 Attention: Andrew C. Hyman and Sam Helfaer With a copy to: Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Attention: Tripp Monroe Fax: 704-378-1942	18,181,818 shares of Series B Preferred Stock	0

Beaver Creek Intermediate Fund, Ltd. c/o Savitr Capital 600 Montgomery Street, 47th floor San Francisco, CA 94111	2,641,793 shares of Series B Preferred Stock	4,472,605

MAK Capital Management, LLC 4643 Owls Wood Lane Durham, NC 27705	2,641,793 shares of Series B Preferred Stock	0

Exhibit A-2

The Moses Trust c/o Savitr Capital 1 Market Plaza, Steuart Tower, Suite 1400 San Francisco, CA 94105	660,454 shares of Series B Preferred Stock	0

ATHYRIUM OPPORTUNITIES III ACQUISITION LP
c/o Athyrium Capital Management, LP
505 Fifth Avenue, Floor 18
New York, NY 10017

Attention: Andrew C. Hyman and Sam Helfaer

With a copy to:

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Tripp Monroe
Fax: 704-378-1942

	9,090,910 shares of Series B Preferred Stock

TOTAL	67,056,969	9,206,372

Exhibit A-3

EXHIBIT B

FOUNDERS

Name/Address/Email/Fax No.	No. of Shares of Common Stock / Options to Purchase Shares of Common Stock/Restricted Stock Units
Harry Stylli 2452 Paseo Dorado La Jolla, CA 92037 Fax: 858-459-1441	4,733,767/none/none

Alan Mack 3470 Riverside Drive Saugatuck, MI 49453	2,625,000/none/none

Howard Slutsky c/o Progenity, Inc. 4330 La Jolla Village Drive Suite 200 San Diego, CA 92122	6,583,485/1,185,000/20,000

Chris Lowe c/o Progenity, Inc. 4330 La Jolla Village Drive Suite 200 San Diego, CA 92122	3,082,903/1,710,000/20,000

Exhibit B-1

EXHIBIT C

FORM OF JOINDER TO

INVESTORS’ RIGHTS AGREEMENT

This JOINDER (this “Joinder”) to the Fourth Amended and Restated Investors’ Rights Agreement, dated as of August 27, 2019 (as amended from time-to-time, the “Agreement”), by and among Progenity, Inc., a Delaware corporation (the “Company”), and the Stockholders listed therein, is made and entered into by the undersigned (“Assignee”) as of the date set forth below. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Assignee is the assignee of certain rights set forth on Exhibit A hereto (the “Assigned Interests”) of the assignor set forth on such exhibit (“Assignor”) under the Agreement;

WHEREAS, to the extent set forth in the Agreement, Assignee desires to assume the rights and obligations of Assignor under the Agreement with respect to the Assigned Interests; and

WHEREAS, the Agreement provides that an assignee of rights under the Agreement must execute this Joinder in order to be assigned rights pursuant to the Agreement.

NOW, THEREFORE, in consideration of the covenants contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee hereby agree as follows:

1.    Agreement to be Bound. Assignee has received a copy of the Agreement and has read and understands the Agreement. By executing this Joinder, Assignee shall become a party to the Agreement, and be subject to and bound by all of the terms and conditions of the Agreement.

2.    Successors and Assigns. This Joinder and the terms and conditions of the Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company, the other Stockholders and each of their heirs, beneficiaries, successors in interest and assigns.

3.    Third Party Beneficiaries. Each of the Company and each of the other Stockholders shall be a third party beneficiary hereof.

4.    Governing Law. This Joinder and the rights and obligations of the parties hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

*  *  *  *  *

C-1

IN WITNESS WHEREOF, the undersigned has executed this Joinder to the Agreement as of the date set forth below.

[ASSIGNEE]

By:
Name:
Title (for entities):

Address:

Date:

C-2

Exhibit A to Joinder

Assignor and Assigned Interests

Assignor:

Assigned Interests:

Effective Date of Assignment:

C-3